Exhibit 99.1

Grid Dynamics Goes Public through Business Combination with ChaSerg Technology Acquisition Corp.

Combined Company Renamed Grid Dynamics Holdings, Inc. and will Trade on the Nasdaq Stock Market under Ticker GDYN

San Ramon, CA and New York, NY – March 5, 2020 – Grid Dynamics Holdings, Inc. (“Grid Dynamics”), a leader in enterprise-level digital transformation, together with ChaSerg Technology Acquisition Corp. (Nasdaq: CTAC) (“ChaSerg”), a special purpose acquisition company, today announced that they have completed their previously announced business combination. The business combination was approved at a special meeting of stockholders of ChaSerg on March 4, 2020, and closed on March 5, 2020. Upon completion of the business combination, Grid Dynamics Holdings, Inc. common stock and warrants are expected to begin trading on the Nasdaq Stock Market under the ticker symbol “GDYN” and “GDYNW,” respectively, commencing March 6, 2020. At the time of closing, Grid Dynamics had a market capitalization of approximately $660 million.

Grid Dynamics’ management team, led by Leonard Livschitz, Chief Executive Officer, and Anil Doradla, Chief Financial Officer, will continue to lead the combined company. Lloyd Carney, Chief Executive Officer of ChaSerg will serve as Chairman of the combined company’s board of directors.

Mr. Leonard Livschitz stated, “This is a tremendous milestone for Grid Dynamics and a testament to the hard work and dedication of our global team. We would especially like to thank ChaSerg for their partnership and many contributions to our success. We are excited to move forward together with our new board of directors and investors as we continue to execute on Grid Dynamics’ growth plan as a public company. With Grid Dynamics’ strong foundation in digital transformation and vision for growth, we see significant opportunities for long-term value creation.”

Mr. Lloyd Carney stated, “We are thrilled to complete the business combination with Grid Dynamics and excited to work with Leonard and the entire Grid Dynamics team, as they continue to build on their success as a public company.”

Cantor Fitzgerald and William Blair acted as capital markets advisors to ChaSerg. Latham & Watkins LLP and Ellenoff Grossman and Schole LLP served as legal counsels to ChaSerg. Covington Associates LLC acted as financial advisor to Grid Dynamics. Wilson Sonsini Goodrich & Rosati, P.C. acted as legal counsel to Grid Dynamics.

About Grid Dynamics

Grid Dynamics is a leader in driving enterprise-level digital transformation services for Fortune 1000 corporations. We work in close collaboration with our clients on digital transformation initiatives that span strategy consulting, early prototypes and enterprise-scale delivery of new digital platforms. We help organizations become more agile and create innovative digital products and experiences using deep expertise in emerging technology, top global engineering talent, lean software development practices, and a high-performance product culture. Our secret sauce is in applying emerging technologies such as artificial intelligence, data science, cloud computing, Big Data and DevOps to enable digital transformation across the enterprise. Headquartered in the San Francisco Bay Area with over a thousand technologists located in engineering delivery centers throughout the US, Central and Eastern Europe, Grid Dynamics is known for architecting and delivering some of the largest digital transformation programs in the retail, technology and financial sectors to help its clients win market share, shorten time to market and reduce costs of digital operations on a massive scale. To learn more about Grid Dynamics, visit www.griddynamics.com, or follow us on Twitter @GridDynamics.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results of ChaSerg and Grid Dynamics to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include, without limitation, statements concerning: ChaSerg’s and Grid Dynamics’s expectations with respect to future performance, market size and anticipated financial impacts of the proposed business combination (the “Business Combination”); the satisfaction of the closing conditions to the Business Combination; and the timing of the completion of the Business Combination.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside ChaSerg’s and Grid Dynamics’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or could otherwise cause the Business Combination to fail to close; (ii) the outcome of any legal proceedings that may be instituted against ChaSerg and Grid Dynamics following the execution of the Merger Agreement and the Business Combination; (iii) any inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of ChaSerg or other conditions to closing in the Merger Agreement; (iv) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the Business Combination; (v) the inability to maintain the listing of the shares of common stock of the post-acquisition company on The Nasdaq Stock Market following the Business Combination; (vi) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (vii) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (viii) costs related to the Business Combination; (ix) changes in applicable laws or regulations; (x) the possibility that Grid Dynamics or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (xi) other risks and uncertainties indicated in ChaSerg’s filings with the SEC.

Grid Dynamics and ChaSerg caution that the foregoing list of factors is not exclusive. Grid Dynamics and ChaSerg caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Neither Grid Dynamics nor ChaSerg undertakes or accepts any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Further information about factors that could materially affect ChaSerg, including its results of operations and financial condition, is set forth under “Risk Factors” in Part I, Item 1A of ChaSerg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in Part II, Item 1A of ChaSerg’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019.

Contacts

Grid Dynamics Investor Contact

William Maina

ICR for Grid Dynamics

646-277-1236

William.Maina@icrinc.com